Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

COMPASS SUB NORTH, INC.

NOVEMBER 13, 2025

First. The name of the corporation is Compass Sub North, Inc. (the “Corporation”).

Second. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle 19808. The name of its registered agent at such address is Corporation Service Company.

Third. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended.

Fourth. The total number of shares that the Corporation shall have authority to issue is 100 shares of common stock, and the par value of each such share is $0.01.

Fifth. The name and mailing address of the incorporator is Kenneth Till, 17 20th Street North, Suite 500, Birmingham, AL 35203.

Sixth. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation.

Seventh. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

Eighth. To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. No amendment to, modification of or repeal of this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to any such amendment, modification or repeal.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation as of the date first written above.

By:	/s/ Kenneth Till
	Name:	Kenneth Till
	Title:	Sole Incorporator